Ardent Mines Limited (OTCBB: ADNT) to Acquire Brazilian Gold Company with Four Significant Properties

Jan. 18, 2011 (PR Newswire) —

NEW YORK, Jan. 18, 2011 /PRNewswire/ — Ardent Mines Limited (OTC Bulletin Board: ADNT) has agreed upon binding and exclusive terms to acquire Gold Hills Mining Ltda., a Brazilian corporation which owns mineral rights on four properties located in Northeastern Brazil, comprising a total area of approximately 3,500 Hectares, collectively to be known as the "Serra do Ouro" project.

The Gold Hills properties are in a gold bearing shear zone, which hosts a 14 km trend of highly mineralized veins, with areas of gold grades in the 10 gr/MT range, underground galleries (built by the CPRM, an agency of Brazil's Ministry of Mines), shafts, and gold-bearing tailings with average grades in the 1 – 3 gr/MT range, yet to be fully evaluated. Gold Hills has secured all mineral rights, and has conducted preliminary geochemical and geophysical work on this area.

Mr. Luciano de Freitas Borges, an experienced geologist and former National Secretary of Mines of Brazil serving as a Board Member of Ardent, strongly supports the acquisition: "The Geology of this area has very high potential. In addition to historical information derived from prior gold production developed by artisanal miners as well as exploration work previously undertaken by the Brazilian Government, recent geochemical and airborne geophysical surveys provide strong indications that the main vein zone may contain over 1 million ounces of gold and possibly more. The geophysical data also strongly suggests the existence of ancillary veins parallel to the already identified main gold bearing zone with the same geophysical signature," said Mr. Borges.

The Gold Hills properties are located in Teixeira County, State of Paraiba, and Itapetim County, State of Pernambuco. As per the arrangement with Gold Hills Mining Ltda., Ardent will engage in a new survey drilling program during the first 12 to 15 months after the closing of the acquisition, which is expected to occur in March of 2011.

Mr. Leonardo Riera, Ardent's Chief Executive Officer, added: "The acquisition of these valuable mineral rights, where gold extraction was previously performed, is a unique and extraordinary opportunity for Ardent Mines.  We intend to continue our efforts to identify and acquire other valuable assets for our shareholders."

About Ardent Mines Limited:

Ardent is positioning itself to develop mining operations throughout the world.  Ardent is an exploration stage company, and is presently researching and negotiating acquisitions, acquiring financing and assembling staff.

Forward-Looking Statements

This press release contains "forward-looking statements" as defined in the U.S. Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. These forward-looking statements are based upon currently available competitive, financial, and economic data and management's views and assumptions regarding future events. Such forward-looking statements are inherently uncertain. Our actual results may differ materially from those expressed in any forward-looking statements as a result of various factors and uncertainties. Ardent cannot provide assurances that any prospective matters described in the press release will be successfully completed or that Ardent will realize the anticipated benefits of any transactions. Various risk factors that may affect our business, results of operations and financial condition are detailed from time to time in the Current Reports on Form 8-K and other filings made by Ardent with the U.S. Securities & Exchange Commission. Ardent undertakes no obligation to update information contained in this release.

SOURCE Ardent Mines Limited

Source: PR Newswire (January 18, 2011 - 9:16 AM EST)

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